Exhibit 3

PRESS RELEASE

British American Tobacco Announces Pricing of Its Previously Announced Debt Tender Offer

London, United Kingdom; October 6, 2020 – British American Tobacco p.l.c. (“BAT”) announces today the pricing of the previously announced debt tender offers (the “Tender Offer”) to purchase the debt securities listed in the table below (collectively, the “Securities”) by B.A.T Capital Corporation, a corporation incorporated in the State of Delaware (“BATCAP”), B.A.T. International Finance p.l.c., a public limited company incorporated under the laws of England and Wales (“BATIF”), and Reynolds American Inc., a corporation incorporated in the State of North Carolina (“RAI” and, together with BATCAP and BATIF, the “Offerors”), wholly owned subsidiaries of BAT.

As of 5:00 p.m., New York City time, on October 5, 2020 (the “Early Tender Deadline”), as reported by Global Bondholder Services Corporation, the tender and information agent for the Tender Offer, the principal amounts of the Securities listed in the table below had been validly tendered and not validly withdrawn.

The following table sets forth certain pricing information for the Tender Offer, including the Total Consideration determined, in the case of Dollar Securities and Sterling Securities, based on yields of the applicable Reference Securities at 10:00 a.m., New York City time, today:

Issuer of Security / Applicable Offeror	Title of Security	CUSIP/ISIN	Principal Amount Outstanding	Principal Amount Tendered	Principal Amount Accepted	Acceptance Priority Level	Early Tender Premium(1)	Reference Yield	Fixed Spread (basis points)	Total Consideration (1)(2)	Sub-Cap(3)
BATIF	3.500% Guaranteed Notes due 2022	05530QAL4/ US05530QAL41/G08820CJ2/ USG08820CJ26	$500,000,000	$267,599,000	$267,599,000	1	$30	0.146%	20	$ 1,052.98	N/A

RAI	3.250% Senior Notes due 2022	761713AX4/ US761713AX48	$158,484,000	$90,205,000	$90,205,000	2	$30	0.146%	25	$ 1,058.60	N/A

BATCAP	2.764% Notes due 2022	05526DAV7/ US05526DAV73	$2,250,000,000	$1,649,091,000	$1,649,091,000	3	$30	0.146%	30	$ 1,040.81	N/A

BATIF	3.250% Guaranteed Notes due 2022	05530QAF7/ US05530QAF72/G08820BX2/ USG08820BX29	$900,000,000	$481,425,000	$481,425,000	4	$30	0.149%	30	$ 1,046.38	N/A

RAI	4.000% Senior Notes due 2022	761713BF2/ US761713BF23	$1,000,000,000	$703,078,000	$703,078,000	5	$30	0.149%	30	$ 1,059.28	N/A

BATIF	6.000% Guaranteed Notes due 2022	XS0436059843	£250,000,000	£102,900,000	£70,050,000	6	£30	-0.029%	55	£ 1,093.71	$100 million

BATIF	3.625% Guaranteed Notes due 2021	XS0704178556	€600,000,000	€228,337,000	€100,000,000	7	€30	N/A	N/A	€1,041.68	As described herein

(1)	Per $1,000, £1,000 or €1,000, as applicable, principal amount of Securities validly tendered at or prior to the Early Tender Deadline and accepted for purchase.

(2)
For the avoidance of doubt, the Early Tender Premium is included within the Total Consideration (which, in the case of all Securities, except for the 2021 Euro BATIF Notes, was calculated using the Fixed Spread over the relevant Reference Yield as described herein), and is not in addition to the Total Consideration.

(3)
To determine whether the Maximum Tender Amount or any Sub-Cap has been reached, we converted the applicable purchase price payable with respect to the Sterling Securities and Euro Securities validly tendered and not validly withdrawn prior to the Early Tender Deadline into U.S. Dollars using the exchange rates of £/$1.2962 and €/$1.1783, respectively, reported as set forth under “The Terms of the Offer - Maximum Tender Amount; Sub - Caps; Acceptance Priority Levels and Proration.” in the Offer to Purchase.

The amount of each series of Securities that is purchased in the Tender Offer on the Early Settlement Date (as defined below) is determined in accordance with the acceptance priority levels specified in the table above (the “Acceptance Priority Level”), with 1 being the highest Acceptance Priority Level and 7 being the lowest Acceptance Priority Level, subject to the Maximum Tender Amount and the Sub-Caps, increased as announced earlier today (as applicable) and as described in more detail in the Offer to Purchase (as defined below).

The maximum aggregate purchase price that the Offerors will pay in the Tender Offer is an amount that is sufficient to allow the Offerors to purchase (x) the entire principal amounts of the Dollar Securities in Acceptance Priority Levels 1 through 5 specified in the table above validly tendered and not validly withdrawn prior to the Early Tender Deadline, (y) approximately $100 million equivalent principal amount of 2022 Sterling BATIF Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline and (z) €100 million aggregate principal amount of 2021 Euro BATIF Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline. Based on the pricing set forth above, this amount is approximately $3.564 billion (excluding accrued and unpaid interest).

The Tender Offer is being made upon and is subject to the terms and conditions set forth in the Offer to Purchase, dated September 22, 2020 (as amended by Supplement No. 1, dated September 30, 2020 and the press release issued by BAT earlier today, the “Offer to Purchase”).  The Tender Offer will expire at 11:59 p.m., New York City time, on October 20, 2020, unless extended or earlier terminated (the “Expiration Date”).  However, because the aggregate purchase price of all series of Securities validly tendered in the Tender Offer at or prior to the Early Tender Deadline exceeds the Maximum Tender Amount, the Offerors will not accept for purchase any Securities tendered after the Early Tender Deadline and at or prior to the Expiration Date.  In addition, because the 2022 Sterling BATIF Notes Sub-Cap and the 2021 Euro BATIF Notes Sub-Cap have been reached as of the Early Tender Deadline, holders who validly tender 2022 Sterling BATIF Notes or 2021 Euro BATIF Notes following the Early Tender Deadline will not have any such Securities accepted for purchase. The Withdrawal Deadline was 5:00 p.m., New York City time, on October 5, 2020; therefore, Securities that have been validly tendered and not validly withdrawn may not be withdrawn unless otherwise required by applicable law.

The applicable Offerors plan to accept all Securities validly tendered and not validly withdrawn prior to the Early Tender Deadline with Acceptance Priority Levels 1 through 5, Securities validly tendered and not validly withdrawn prior to the Early Tender Deadline with Acceptance Priority Level 6 using a proration factor of approximately 70% in accordance with the Offer to Purchase and Securities validly tendered and not validly withdrawn prior to the Early Tender Deadline with Acceptance Priority Level 7 using a proration factor of approximately 41.87% in accordance with the Offer to Purchase. Securities not accepted for purchase will be promptly returned or credited to the Holder’s account.

Holders of Securities who validly tendered and did not validly withdraw their Securities at or prior to the Early Tender Deadline and whose Securities were accepted for purchase will receive the applicable Total Consideration, which includes the applicable early tender premium specified in the table above (the “Early Tender Premium”).

The applicable Total Consideration for Securities denominated in U.S. Dollars, Sterling and Euro will be paid in U.S. Dollars, Sterling and Euro, respectively.  Acceptance of Securities with reference to the Maximum Tender Amount and each Sub-Cap has been determined subject to the currency conversion methods described in the Offer to Purchase.

In addition to the applicable Total Consideration, accrued and unpaid interest from and including the most recent interest payment date applicable to the relevant series of Securities up to, but not including, the Early Settlement Date will be paid in cash on all validly tendered Securities accepted for purchase.

Each Offeror’s obligation to accept for payment and pay for the Securities validly tendered in the Tender Offer is subject to the satisfaction or waiver of the conditions described in the Offer to Purchase.

Securities that are accepted in the Offer will be purchased by the applicable Offeror and retired and canceled and will no longer remain outstanding obligations of the applicable Offeror.

The settlement date for the Securities that have been validly tendered at or prior to the Early Tender Deadline and accepted for purchase is expected to be October 8, 2020 (the “Early Settlement Date”).

All terms used but not defined in this announcement shall have the meanings ascribed to them in the Offer to Purchase.

BofA Securities, Deutsche Bank Securities and Goldman Sachs & Co. LLC are acting as the dealer managers for the Tender Offer.  The information and tender agent is Global Bondholder Services Corporation.  Copies of the Offer to Purchase and related offering materials are available via the Tender Offer website at
http://www.gbsc-usa.com/registration/bat/ or by contacting the information and tender agent in New York at +1 (212) 430-3774 (banks and brokers) or +1 (866) 470-3900 (all others) or by email at contact@gbsc-usa.com.  Questions regarding the Tender Offer should be directed to BofA Securities at +44 20 7996 5420 (London) or +1 (888) 292 0070 (U.S. Toll Free) or by email at DG.LM-EMEA@bofa.com, Deutsche Bank Securities at +44 20 7545 8011 (Europe) or +1 (866) 627-0391 (U.S. Toll Free) or Goldman Sachs & Co. LLC at +44-20-7552-6157(Europe) or +1 (800) 828-3182 (U.S. Toll Free).

This announcement is for informational purposed only and shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities.  The Tender Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. Please see the Offer to Purchase for certain important information on offer restrictions applicable to the Tender Offer.

Forward-Looking Statements

Statements included in this announcement and the Offer to Purchase regarding the future expectations of BAT and its subsidiaries (the “BAT Group”), beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “outlook”, “plan”, “positioned”, “potential”, “predict”, “project”, “should”, “strategy”, “target”, “will”, “would” and similar expressions. These include statements regarding the BAT Group’s intentions, beliefs or current expectations concerning, among other things, the BAT Group’s results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the BAT Group operates. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this announcement. The BAT Group believes that the expectations reflected in this document are reasonable, but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. Among the key factors that could have an adverse effect on the results of operations, cash flows and financial position of the BAT Group and that could cause actual results to differ materially from those projected in the forward-looking statements, are competitive actions and pricing pressures in the marketplace, including competition from illicit sources, market size reduction and consumer down-trading; limitations on advertising and marketing of tobacco products; changes in tobacco-related, tax and other laws and regulations, the interpretation of such laws and regulations by governmental authorities or adverse decisions by domestic or international regulatory bodies; the outcome of pending or potential litigation, including tobacco litigation, environmental litigation and personal injury claims and significant monetary obligations imposed under outstanding settlement agreements; economic, regulatory and geopolitical risks (including as a result of COVID-19) inherent in the BAT Group’s global operations; risks relating to the ability to maintain credit ratings and to fund the business under the current capital structure; risks relating to government regulations or actions adversely affecting the BAT Group’s business, including the BAT Group becoming subject to substantial and increasing U.S. regulations, in particular in relation to the nicotine level or use of menthol in tobacco products, including by virtue of the BAT Group’s increased ownership in RAI; the continuing decline in cigarette consumption, or the overall consumption of legitimate tobacco products or the transition of adult tobacco consumers away from premium cigarette brands; fluctuations in foreign exchange rates; potentially significant costs in the event of breaches of, or liabilities arising under, health and safety and environmental laws; the impact of serious injury, illness or death in the workplace; liquidity, interest rate and counterparty risks; the inability to develop, commercialize and deliver BAT Group’s vapor, modern oral and tobacco heating products strategy; and risks related to other factors discussed or incorporated by reference in the Offer to Purchase, including in the section captioned “Risks and Uncertainties” in the Half-Year Report and the sections captioned “Principal Group Risks”, “Group Risk Factors” and “Recent Developments” in the 2019 Form 20-F.

The forward-looking statements in this announcement speak only as of the date of the document in which the forward-looking statement is made, and the Offerors undertake no obligation to update or revise publicly any forward-looking statement, whether because of new information, future events or otherwise, except as required by applicable law.

United Kingdom

The communication of this Offer to Purchase and any other documents or materials relating to the Offer is not being made by, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000, as amended. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to persons in the United Kingdom falling within the definition of investment professional (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or to those persons who are creditors or shareholders of any Offeror or other persons falling within Article 43(2) of the Financial Promotion Order, or to any other persons to whom such documents and/ or materials may otherwise lawfully be communicated under the Financial Promotion Order.

Belgium

Neither this Offer to Purchase nor any other documents or materials relating to the Offer have been submitted to or will be submitted for approval or recognition to the Belgian Financial Services and Markets Authority (“Autorite des services et marches financiers/Autoriteit voor Financiele Diensten en Marken”) and, accordingly, the Offer may not be made in Belgium by way of a public offering, as defined in Articles 3(1)(1) and 3(6) of the Belgian Law of 1 April 2007 on public takeover bids (the “Belgian Takeover Law”) or as defined in Article 3 of the Belgian Law of 16 June 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets (together, the “Belgian Public Offer Law”), each as amended or replaced from time to time. Accordingly, the Offer may not be advertised and the Offer will not be extended, and neither this Offer to Purchase nor any other documents or materials relating to the Offer (including any memorandum, information circular, brochure or any similar documents) has been or shall be distributed or made available, directly or indirectly, to any person in Belgium other than (i) to “qualified investors” in the sense of Article 10 of the Belgian Public Offer Law (as amended from time to time), acting on their own account, or (ii) in any circumstances set out in Article 6(4) of the Belgian Takeover Law. Insofar as Belgium is concerned, this Offer to Purchase has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the Offer. Accordingly, the information contained in this Offer to Purchase may not be used for any other purpose or disclosed to any other person in Belgium.

France

The Offer is not being made, directly or indirectly, to the public in the Republic of France (France). Neither this Offer to Purchase nor any other document or material relating to the Offer has been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifies), other than individuals, acting for their own account, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monetaire et financier, are eligible to participate in the Offer. This Offer to Purchase has not been and will not be submitted for clearance to nor approved by the Autorite des Marches Financiers.

Italy

None of the Offer, this Offer to Purchase or any other document or materials relating to the Offer have been or will be submitted to the clearance procedures of the Commissione Nazionale per le Societa e la Borsa (CONSOB) pursuant to Italian laws and regulations. The Offer is being carried out in Italy as an exempted offer pursuant to article 101-bis, paragraph 3 bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the Financial Services Act) and article 35-bis, paragraph 3 of CONSOB Regulation No. 11971 of 14 May 1999, as amended (the Regulation No. 11971). Accordingly, qualified investors (as defined in Article 26, first paragraph, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (the Regulation No. 16190), pursuant to Article 34-ter, first paragraph, letter b) of Regulation No. 11971) who are Holders or beneficial owners of the Securities that are located in Italy can tender Securities for purchase in the Offer through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, the Regulation No. 16190 and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB, the Bank of Italy or any other Italian authority.

Enquiries:

Investor Relations
Mike Nightingale/Victoria Buxton/William Houston/John Harney
+44 20 7845 1180/2012/1138/1263

Press Office
+44 (0) 20 7845 2888 (24 hours) | @BATPress